Exhibit 99.1

CONTACT:
Michele Peden
(615) 467-1255
mpeden@iasishealthcare.com

IASIS HEALTHCARE ANNOUNCES UPCOMING RETIREMENT
OF CEO DAVID R. WHITE

Carl Whitmer Named President and Incoming CEO

Long-time COO Sandra McRee Also Begins Succession Planning; John Doyle Named CFO

FRANKLIN, Tennessee (April 22, 2010) — IASIS Healthcare® LLC (“IASIS”) today announced that David R. White will retire as Chief Executive Officer by the end of the year, capping more than 40 years in the healthcare industry. White will continue to serve as Chairman of the IASIS Board of Directors.

W. Carl Whitmer, IASIS’ Chief Financial Officer since 2001, has been named President and will assume the position of Chief Executive Officer when White’s transition is completed later this year. Whitmer also will join the IASIS Board of Directors as will long-time IASIS Chief Operating Officer Sandra McRee, who becomes the Board’s Vice Chair.

“While there is likely never the perfect time to retire, this is certainly the right time to make this transition,” White said. “IASIS is in a very strong position, has a well-planned growth strategy and has an excellent leader in Carl Whitmer, who is poised and ready to take IASIS to the next level.

“Our industry is undergoing tremendous change. IASIS is well situated to take advantage of its strengths, build upon its success and respond to change. Because of our advance planning, we are confident this will be a smooth transition.”

Since White took over leadership of IASIS in 2000, the Company has grown annual revenues from $815 million to more than $2.4 billion and made significant advances in healthcare information technology, spending more than $100 million in support of these efforts.

“IASIS has been very successful the old fashioned way – through operational excellence, listening to patients and physicians, sound capital investments, fostering a culture of teamwork and employee ownership – and David’s leadership has been instrumental in creating those priorities,” said Jonathan Coslet, Senior Partner of TPG, the private equity sponsor of IASIS. “The management team transition announced today is the culmination of long-term succession planning. We are extremely confident in IASIS’ continued growth and competitiveness under Carl’s direction.”

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IASIS Healthcare Announces Upcoming Retirement
      Of CEO David R. White

April 22, 2010

As part of the leadership transition, succession planning has begun for Chief Operating Officer Sandra McRee, who joined IASIS in 2001. A national search is underway to fill the position, but no specific timeframe for McRee’s transition has been set.

John Doyle, currently the IASIS Vice President and Chief Accounting Officer, has been named Chief Financial Officer. Since 2006, Doyle has been responsible for the Company’s banking relationships, credit management and capital expenditures. He also has been actively involved in the Company’s financial reporting, investor relations and audit management activities. Prior to joining IASIS in 2002, he served as a Senior Manager with Ernst & Young and KPMG, where he specialized in healthcare.

Whitmer said, “I feel fortunate to have worked with David White for the past 10 years, and I am honored to follow in his footsteps. I greatly respect all that David and Sandra have accomplished at IASIS. Building on the strong foundation created by our management team, I look forward to leading this company into the future.

“IASIS will always emphasize the operational excellence that has made the Company strong. We will focus on providing high quality care to the communities we serve, supporting our talented and compassionate workforce, strengthening our physician relationships and operating with great efficiency, but we also will focus our efforts on growing the Company. IASIS is well positioned for substantial growth, and now is the time to leverage that position.”

About IASIS Healthcare

IASIS Healthcare, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 15 acute care hospital facilities and one behavioral health hospital facility with a total of 2,848 beds in service and has total annual net revenue of approximately $2.4 billion. These hospital facilities are located in six regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; three cities in Texas, including San Antonio; Las Vegas, Nevada; and West Monroe, Louisiana. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves more than 198,000 members. For more information on IASIS, please visit the Company’s website at www.iasishealthcare.com.

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992 with approximately $45 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Fort Worth, Washington, D.C., Melbourne, Moscow, Mumbai, Paris, Luxembourg, Beijing, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. Please visit www.tpg.com.

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